Exhibit 99.1

American Tower Contact: Leah Stearns Director, Investor Relations Telephone: +1 617 375 7500	MTN Contact: Xolisa Vapi General Manager, Group Communications Telephone: +27 83 200 4363

AMERICAN TOWER CORPORATION AND MTN GROUP LIMITED ANNOUNCE

THE FORMATION OF NEW JOINT VENTURE IN UGANDA

Boston, Massachusetts and Johannesburg, South Africa – December 8, 2011: American Tower Corporation (“American Tower”) (NYSE: AMT) and MTN Group Limited (“MTN Group”) (JSE: MTN) today announced that they have entered into a definitive agreement to establish a new joint venture tower company in Uganda (“ATC Uganda”), which will acquire all of the existing tower sites from MTN Group’s operating subsidiary in Uganda (“MTN Uganda”), numbering approximately 1,000, for an agreed upon purchase price of up to approximately $175 million. ATC Uganda will be managed by American Tower, and will be controlled by a holding company of which American Tower will hold a 51% stake and MTN Group will hold a 49% stake. American Tower will pay approximately $89 million for its stake in the new holding company. MTN Uganda will be the anchor tenant, on commercial terms, on each of the towers being purchased. American Tower also expects that ATC Uganda will build approximately 280 tower sites for MTN Uganda over the next three years, as well as pursue opportunities to build tower sites for other wireless operators in Uganda. The transaction is expected to close in the first half of 2012, subject to customary closing conditions. Upon the close of the transaction, ATC Uganda will be the largest owner and operator of tower sites in Uganda.

“We are pleased to announce the launch of our operations in Uganda, again in partnership with MTN, Africa’s largest mobile operator,” said Jim Taiclet, Chairman, President and Chief Executive Officer of American Tower. “Our strategy is to invest in select African markets with strong wireless growth potential and a positive investment climate. Our investment in Uganda is further evidence of our execution of this strategy. In addition, we are building upon our successful partnership with MTN in Ghana where our tower expertise, operational excellence and a focus on delivering growth and value from the asset portfolio, are highly complemented by MTN’s regional operational experience.”

Group President and CEO of MTN Group, Sifiso Dabengwa, added that; “Infrastructure sharing makes absolute sense for MTN and we expect it to play a significant role in reducing our long-term infrastructure costs. The Ugandan market has presented us with an opportunity to continue to build on our strong working relationship with the experienced team at American Tower”. MTN owns approximately 33,000 towers across its 22 operations in Africa and the Middle East. “Because market conditions in each of the markets are unique, we will continue to evaluate infrastructure sharing opportunities on a market by market basis going forward,” concluded Dabengwa.

About American Tower

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower currently owns and operates approximately 40,000 communications sites in the United States, Brazil, Chile, Colombia, India, Ghana, Mexico, Peru and South Africa. For more information about American Tower, please visit www.americantower.com.

About MTN Group

Launched in 1994, the MTN Group is a multinational telecommunications group, operating in 22 countries in Africa, Asia and the Middle East. The MTN Group is listed on the Johannesburg Stock Exchange in South Africa under the share code: “MTN”. As of 30 September 2011, MTN recorded 158.6 million subscribers across its operations in Afghanistan, Benin, Botswana, Cameroon, Congo Brazzaville, Cote d’Ivoire, Cyprus, Ghana, Guinea Bissau, Guinea Republic, Iran, Liberia, Nigeria, North Sudan, Rwanda, South Africa, South Sudan, Swaziland, Syria, Uganda, Yemen and Zambia. For more information, please visit www.mtn.com

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the American Tower’s and MTN’s expectations of the acquisition of certain towers, anticipated closing dates, and the expected cash consideration. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for American Tower’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of American Tower’s Form 10-Q for the nine months ended September 30, 2011 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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